COLUMBUS LIFE
                                INSURANCE COMPANY

400 East Fourth Street o P.O. Box 5737 o Cincinnati, Ohio o 1-800-677-9595
o www.ColumbusLife.com

                              LIFE INSURANCE POLICY

COVERAGE PROVIDED BY THIS POLICY: We agree to pay the Death Benefit to the Beneficiary when We receive proof of the death of both Insureds while this policy is in force, subject to the terms of this policy. The Death Benefit is explained in the DEATH BENEFIT PROVISIONS section.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT MAY BE FIXED OR MAY INCREASE OR DECREASE DEPENDING UPON THE INVESTMENT RESULTS OF THE SUB-ACCOUNTS YOU SELECT, AND UPON THE DEATH BENEFIT OPTION SELECTED. THE ACCOUNT VALUE MAY INCREASE OR DECREASE WITHOUT LIMIT DEPENDING UPON THE INVESTMENT RESULTS OF THE SUB-ACCOUNTS YOU SELECT. THERE IS NO MINIMUM GUARANTEED ACCOUNT VALUE FOR AMOUNTS YOU ALLOCATE TO THE SUB-ACCOUNTS.

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The Death Benefit is payable following the second death. However, You must give
Us proof of the first death as soon as reasonably possible after it occurs. See the LIMITS ON OUR CONTESTING THIS POLICY section.

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Premiums are payable on this policy until the day before the policy anniversary on which the younger Insured is or would have been age 100. If the policy is still in force at that time, it will continue until the death of the second Insured, as explained in the EXTENDED COVERAGE BENEFIT PROVISION section, with a modified Death Benefit and with no further premium payments. The variable features of this policy will not apply after that time. Continuance of coverage past the younger Insured's age 100 may disqualify the policy for favorable tax treatment as life insurance. You should consult Your attorney, accountant or other tax adviser.

TEN-DAY RIGHT TO EXAMINE THE POLICY (FREE LOOK PERIOD): PLEASE READ YOUR POLICY CAREFULLY. IF YOU ARE NOT SATISFIED WITH IT, YOU MAY RETURN IT TO US WITHIN 10 DAYS AFTER YOU RECEIVE IT. MAIL OR DELIVER THE POLICY TO US AT OUR HOME OFFICE (P.O. BOX 2850, CINCINNATI, OHIO 45201-2850) OR TO ONE OF OUR AGENTS. THE POLICY WILL BE DEEMED VOID AS THOUGH NO APPLICATION WAS MADE. WE WILL REFUND TO YOU AN AMOUNT EQUAL TO THE SUM OF (1) THE DIFFERENCE BETWEEN ANY PREMIUMS YOU HAVE PAID, INCLUDING FEES AND CHARGES, AND THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT, (2) THE VARIABLE ACCOUNT VALUE ON THE DATE YOUR CANCELLATION REQUEST IS RECEIVED BY US OR ONE OF OUR AGENTS, AND (3) ANY FEES OR CHARGES IMPOSED ON AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT.

This policy is a legal contract between You, as Owner, and Columbus Life Insurance Company.

         Signed for Columbus Life Insurance Company at Cincinnati, Ohio.

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]
                            Issued by a Stock Company
                        PLEASE READ YOUR POLICY CAREFULLY
          Flexible Premium Survivorship Variable Universal Life Policy
                  (Variable Only to Younger Insured's Age 100)
           Issued on Insureds in Risk Classes Shown on Policy Schedule
             Flexible Premiums Payable to Younger Insured's Age 100
                Death Benefit Payable at Death of Second Insured
 Death Benefit Equal to Net Cash Surrender Value After Younger Insured's Age 100
                                Non-Participating


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                                TABLE OF CONTENTS


DEFINITIONS.........................................4
   Basic Policy Terms...............................4
   Premiums.........................................4
   Accounts and Portfolios..........................5
   Values and Valuation.............................5
   Charges..........................................6
THIS POLICY IS A CONTRACT...........................7
OWNERSHIP PROVISIONS................................7
   Owner, Contingent Owner and Joint Owner..........7
BENEFICIARY PROVISIONS..............................8
   Primary Beneficiary and Contingent Beneficiary...8
DEATH BENEFIT PROVISIONS............................8
   Death Benefit....................................8
   Death Benefit Options............................8
   Option 1.........................................8
   Option 2.........................................8
   Specified Amount and Death Benefit Option Changes9
   Decreasing the Specified Amount..................9
   Changing the Death Benefit Option................9
PREMIUM PAYMENT PROVISIONS.........................10
   Payment of Premiums.............................10
   Planned Premiums................................10
   Continuation of Insurance Upon Discontinuance
   of Premium Payments.............................10
   Grace Period and Termination of Coverage........10
REINSTATEMENT......................................11
GUARANTEE OF CONTINUED COVERAGE....................11
   Term No-Lapse Guarantee.........................11
EXTENDED COVERAGE BENEFIT PROVISION................12
VARIABLE ACCOUNT PROVISIONS........................12
   Separate Account................................12
   Sub-Accounts....................................12
   Variable Account................................12
   Variable Account Value..........................12
   Accumulation Unit Values........................12
   Net Investment Factor...........................13
   Crediting and Deduction of Accumulation Units...13
   Addition, Deletion or Substitution
   of Investments..................................14
FIXED ACCOUNT PROVISIONS...........................14
   Fixed Account...................................14
   Fixed Account Value.............................14
   Interest Rate...................................14
ALLOCATION OF NET PREMIUMS.........................15
DOLLAR COST AVERAGING..............................15
TRANSFER PROVISIONS................................15
   Transfers.......................................15
   Transfers From the Sub-Accounts.................15
POLICY VALUES......................................16
   Account Value...................................16
   Cash Surrender Value............................16
   Net Cash Surrender Value........................16
   Withdrawal......................................16
   Full Surrender..................................16
LOAN PROVISIONS....................................16
   Right to Borrow and Maximum Loan................16
   Loan Account....................................17
   Loan Account Value..............................17
   Interest on Indebtedness........................17
   Policy Termination..............................17
   Repaying Loans..................................17
POLICY COSTS AND CHARGES...........................18
   Premium Charges.................................18
   Premium Expense Charge..........................18
   State Tax Charge................................18
   Monthly Policy Charges..........................18
   Cost of Insurance Charge........................19
   Per Policy Charge...............................19
   Per $1,000 Charge...............................19
   Mortality and Expense Risk Charge...............19
   Rider Charges...................................20
   Surrender Charge................................20
PAYMENT OF PROCEEDS................................20
   Policy Proceeds.................................20
   How We Pay......................................20
CHOOSING AN INCOME PLAN............................20
   The Income Plans................................21
   Option 1 - Payments for a Fixed Period..........21
   Option 2 - Payments for Life - Guaranteed Period21
   Option 3 - Payments of a Fixed Amount...........22
   Option 4 - Life Annuity - No Guaranteed Period..23
   Option 5 - Joint and Survivor...................24
   Adjustment to Age...............................24
   Additional Interest.............................25
   Commutation of Income Options...................25
GENERAL PROVISIONS.................................25
   Annual Report...................................25
   Projection of Benefits and Values...............25
   Ownership and Insulation of Assets..............25
   Reliance........................................25
   Limits on Our Contesting This Policy............25
   Policy Exchange Option..........................26
   Conversion to a Fixed Policy....................27
   Suicide.........................................28
   Error in Age or Sex.............................29
   Claims of Creditors.............................29
   Assignment......................................29
   Required Note on Our Computations...............29
   Authority to Make Agreements....................29
   Deferral of Payment.............................29
   Conformity with Laws............................30
   Taxes...........................................30
   When In Force...................................30
   Termination.....................................30
   Notices.........................................30
   Nonparticipating................................30


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CL 79 0203                           Page 2


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                                 POLICY SCHEDULE

            OWNER:   [ John Doe                ]        POLICY NUMBER:   [ CM1234567V        ]

         INSUREDS:           AGES AND SEX:                  RISK CLASS:

         [ John Doe ]            [ 35, Male ]              [ Preferred (Non-Tobacco User) ]

         [ Jane Doe ]            [ 35, Female ]            [ Preferred (Non-Tobacco User) ]

 SPECIFIED AMOUNT:   [ $250,000 ]                                POLICY DATE:   [ 01-15-2002 ]



MINIMUM ISSUE LIMIT: $250,000                               PLANNED PREMIUM:   [ $500.00 Annually ]

DEATH BENEFIT OPTION:   [ 1       ]           PAYABLE TO YOUNGER INSURED'S AGE:   100





Term No-Lapse Guarantee Minimum Monthly Premium:  [ $29.50 ]

           Maximum Premium Expense Charge Rates:  See Maximum Premium
                                                  Expense Charge Page

                  Maximum State Tax Charge Rate:  3.00%

              Maximum Monthly Per Policy Charge:  $9.00 Per Policy

                 Monthly Per $1,000 Charge Rate:  See Per $1,000
                                                  Charge Page

 Maximum Monthly Cost of Insurance Charge Rates:  See Guaranteed Maximum Cost of
                                                  Insurance Charges Page

Maximum Mortality and Expense Risk Charge Rates:  See Maximum Mortality and
                                                  Expense Risk Charge Page

                              Surrender Charges:  See Surrender
                                                  Charges Page

                                 Withdrawal Fee:  $50 for each withdrawal
                                                  after first in policy year

                                   Transfer Fee:  $10 for each transfer from a
                                                  Sub-Account after the twelfth
                                                  in a policy year

             Maximum Loan Interest Rate Charged:  4.00%

 Minimum Guaranteed Fixed Account Interest Rate:  3.00%

NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE YOUNGER INSURED'S AGE 100 DUE EITHER TO INSUFFICIENT PREMIUM OR UNFAVORABLE VARIABLE ACCOUNT PERFORMANCE, OR THE COMBINED EFFECT OF BOTH.



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CL 79 0203                           Page 3

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                           POLICY SCHEDULE (continued)

                            ALLOCATION OF NET PREMIUM
           (Percentages must be in whole numbers and must total 100%)


                [ Deutsche VIT EAFE(R) Equity Index Fund
                50%    Deutsche VIT Equity 500 Index Fund
                       Deutsche VIT Small Cap Index Fund
                       Fidelity VIP Equity-Income Portfolio - Service Class 2
                       Fidelity VIP Contrafund(R)Portfolio - Service Class 2
                       Fidelity VIP Growth & Income Portfolio - Service Class 2
                35%    Fidelity VIP Growth Portfolio -
                       Service Class 2 Fidelity VIP Asset
                       ManagerSM Portfolio - Service Class
                       2 Fidelity VIP Balanced Portfolio -
                       Service Class 2 Fidelity VIP Mid Cap
                       Portfolio - Service Class 2 Fidelity
                       VIP Money Market Portfolio - Initial
                       Class Janus Aspen Aggressive Growth
                       Portfolio - Service Shares Janus
                       Aspen Capital Appreciation Portfolio
                       - Service Shares Janus Aspen
                       Worldwide Growth Portfolio - Service
                       Shares Legends' Harris Bretall
                       Sullivan & Smith Equity Growth
                       Portfolio Legends' Third Avenue
                       Value Portfolio Legends' Gabelli
                       Large Cap Value Portfolio Legends'
                       Baron Small Cap Portfolio MFS(R)
                       Capital Opportunities Series -
                       Service Class MFS(R) Emerging Growth
                       Series - Service Class MFS(R) Mid
                       Cap Growth Series - Service Class
                       MFS(R) New Discovery Series -
                       Service Class Oppenheimer Aggressive
                       Growth Fund/VA - Service Class
                       Oppenheimer Strategic Bond Fund/VA -
                       Service Class Oppenheimer
                       International Growth Fund/VA -
                       Service Class Touchstone Emerging
                       Growth Fund Touchstone Small Cap
                       Value Fund Touchstone Growth/Value
                       Fund Touchstone Equity Fund
                       Touchstone Enhanced 30 Fund
                       Touchstone Value Plus Fund
                       Touchstone High Yield Fund
                       Touchstone Bond Fund Touchstone
                       Standby Income Fund
                15%    Fixed Account                                           ]




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CL 79 0203                           Page 3            Allocation of Net Premium

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                           POLICY SCHEDULE (continued)

                         MAXIMUM PREMIUM EXPENSE CHARGE

         Policy                         Up To                 In Excess Of
          YEAR                     TARGET PREMIUM            TARGET PREMIUM
--------------------------   ------------------------   ------------------------
         1 - 12                         7.50%                     4.25%
          13 +                          3.50%                     2.75%



           TARGET PREMIUM               EFFECTIVE DATE
      -------------------------     ------------------------
             [ $885.00                   01/15/2002 ]

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CL 79 0203                           Page 3       Maximum Premium Expense Charge

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                           POLICY SCHEDULE (continued)

                  GUARANTEED MAXIMUM COST OF INSURANCE CHARGES
                RATES PER THOUSAND DOLLARS OF NET AMOUNT AT RISK


                   Maximum                           Maximum
    Policy         Monthly             Policy        Monthly
     Year            Rate               Year           Rate
-------------------------------     -----------------------------
       1             0.000218            37            1.165261
       2             0.000704            38            1.382162
       3             0.001290            39            1.644706
       4             0.001994            40            1.955232
       5             0.002835            41            2.314046
       6             0.003872            42            2.719884
       7             0.005116            43            3.172405
       8             0.006578            44            3.675988
       9             0.008296            45            4.242808
      10             0.010298            46            4.890207
      11             0.012685            47            5.635466
      12             0.015473            48            6.495008
      13             0.018744            49            7.469626
      14             0.022562            50            8.549281
      15             0.027064            51            9.718583
      16             0.032426            52           10.964973
      17             0.038836            53           12.276905
      18             0.046590            54           13.647689
      19             0.055933            55           15.084223
      20             0.066905            56           16.596351
      21             0.079894            57           18.212082
      22             0.094910            58           19.985780
      23             0.111967            59           22.047309
      24             0.131617            60           24.688037
      25             0.154795            61           28.479741
      26             0.182363            62           34.519587
      27             0.215610            63           44.773062
      28             0.256523            64           61.987164
      29             0.306827            65           83.333333
      30             0.367045
      31             0.437833
      32             0.519450
      33             0.612301
      34             0.718142
      35             0.841382
      36             0.987923
-------------------------------     -----------------------------




This table shows the guaranteed maximum Cost of Insurance Charge rates for the policy without riders. These rates are joint second-to-die mortality calculations based on the [1980 CSO Male and Female Non-Smoker Mortality Tables] as specified by the risk classes of the Insureds shown on the Policy Schedule.



CL 79 0203          Page 3          Guaranteed Maximum Cost of Insurance Charges
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                           POLICY SCHEDULE (continued)

                                PER $1,000 CHARGE
                  RATE PER THOUSAND DOLLARS OF SPECIFIED AMOUNT

                                     Monthly
                                      Rate
                        -------------------------------

                                   [ .06250 ]







CL 79 0203                     Page  3                         Per $1,000 Charge
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                           POLICY SCHEDULE (continued)

                    MAXIMUM MORTALITY AND EXPENSE RISK CHARGE


                         VARIABLE ACCOUNT VALUE                 RATE
    POLICY YEAR                  BAND                   MONTHLY     ANNUALIZED
-------------------  -----------------------------   ---------------------------

       1 - 12                    All                    0.075000%      0.90%
        13 +                First $25,000               0.075000%      0.90%
                             Next $25,000               0.054167%      0.65%
                            Next $200,000               0.033333%      0.40%
                         Excess over $250,000           0.025000%      0.30%


CL 79 0203            Page  3          Maximum Mortality and Expense Risk Charge
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                           POLICY SCHEDULE (continued)

                                SURRENDER CHARGES

    Policy Month          Amount             Policy Month          Amount
----------------------------------------  --------------------------------------

        1-60            $1,263.75                 100              $702.06
         61             $1,249.68                 101              $688.07
         62             $1,235.69                 102              $674.00
         63             $1,221.63                 103              $659.93
         64             $1,207.56                 104              $645.94
         65             $1,193.57                 105              $631.88
         66             $1,179.50                 106              $617.81
         67             $1,165.43                 107              $603.82
         68             $1,151.44                 108              $589.75
         69             $1,137.38                 109              $575.68
         70             $1,123.31                 110              $561.69
         71             $1,109.32                 111              $547.63
         72             $1,095.25                 112              $533.56
         73             $1,081.18                 113              $519.57
         74             $1,067.19                 114              $505.50
         75             $1,053.13                 115              $491.43
         76             $1,039.06                 116              $477.44
         77             $1,025.07                 117              $463.38
         78             $1,011.00                 118              $449.31
         79               $996.93                 119              $435.32
         80               $982.94                 120              $421.25
         81               $968.88                 121              $403.73
         82               $954.81                 122              $386.12
         83               $940.82                 123              $368.59
         84               $926.75                 124              $351.07
         85               $912.68                 125              $333.46
         86               $898.69                 126              $315.94
         87               $884.63                 127              $298.41
         88               $870.56                 128              $280.81
         89               $856.57                 129              $263.28
         90               $842.50                 130              $245.76
         91               $828.43                 131              $228.15
         92               $814.44                 132              $210.63
         93               $800.38                 133              $193.10
         94               $786.31                 134              $175.49
         95               $772.32                 135              $157.97
         96               $758.25                 136              $140.44
         97               $744.18                 137              $122.84
         98               $730.19                 138              $105.31
         99               $716.13                 139               $87.79
                                                  140               $70.18
                                                  141               $52.66
                                                  142               $35.13
                                                  143               $17.52
                                                  144                $0.00
                                              145 or more            $0.00



A policy month begins on a Monthly Anniversary Day and ends on the day before the Monthly Anniversary Day in the next calendar month. Policy month 1 begins on the Policy Date.


CL 79 0203                      Page  3                        Surrender Charges
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                    (This page was left intentionally blank.)



CL 79 0203
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DEFINITIONS    YOU AND YOUR. In this policy, You and Your refer to the Owner of the policy.

               WE, OUR AND US. Columbus Life Insurance Company.

               BASIC POLICY TERMS
               BENEFICIARY. The person or persons You have named to receive the Death Proceeds when the second Insured dies.

               DEATH BENEFIT. The amount We will pay to the Beneficiary under the base policy when We receive proof that both Insureds died while this policy was in force.

               DEATH PROCEEDS. The Death Benefit plus any insurance on the life of the second Insured to die provided by riders, excluding any rider that includes its own beneficiary designation.

               INSURED. Either of the persons named on the application on whose life this policy provides insurance coverage.

               MONTHLY ANNIVERSARY DAY. The day each month on which We deduct the Monthly Policy Charges. This is the same date each month as the Policy Date, so long as that date falls on a Valuation Date. If that date does not fall on a Valuation Date, the next Valuation Date will be the Monthly Anniversary Day for that month, but the date of the regular Monthly Anniversary Day will not change. The initial Monthly Anniversary Day is the Policy Date. Any charges deducted or values or amounts determined on or as of a Monthly Anniversary Day in this policy will be processed at the end of the Valuation Period in which the Monthly Anniversary Day occurs.

               OWNER. The person or persons who have all rights under this policy. If there are joint Owners, both must consent in writing to the exercise of any right under this policy.

               POLICY DATE. The issue date of the policy and the date from which policy months, years and anniversaries are measured.

               POLICY SCHEDULE. The schedule on page 3 of this policy, or the most recent amended Policy Schedule We have sent to You.

               SPECIFIED AMOUNT. The amount of insurance coverage You have selected under the base policy, as shown on the Policy Schedule.

               PREMIUMS
               NET PREMIUM. The amount of premium paid less the Premium Expense Charge and the State Tax Charge.

               PLANNED PREMIUM. The amount and frequency of the premium You have indicated You plan to pay, as shown on the Policy Schedule.

               TARGET PREMIUM. An amount of premium for a policy year that We use to determine the Premium Expense Charge rate(s) applicable to each premium payment. The Target Premium as of the Policy Date is shown on the Policy Schedule. If You add or remove rider coverage after the Policy Date, the Target Premium for Your policy will increase or decrease if the rider has a Target Premium associated with it. If You request a decrease in Specified Amount after the Policy Date, the Target Premium for Your policy will decrease. We will send You an amended Policy Schedule showing the new Target Premium following any such increase or decrease. The initial Target Premium depends on the age, sex and risk class of each insured person on the Policy Date. The Target Premium for rider coverage You add will depend on the age, sex and risk class of each insured person on the effective date of the rider.

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CL 79 0203                           Page 4

               TERM NO-LAPSE GUARANTEE MINIMUM MONTHLY PREMIUM. The amount of premium due on each Monthly Anniversary Day to assure the policy will not terminate or begin the Grace Period as described in the GUARANTEE OF CONTINUED COVERAGE section. The Term No-Lapse Guarantee Minimum Monthly Premium as of the Policy Date is shown on the Policy Schedule. If You add or remove rider coverage after the Policy Date, the Term No-Lapse Guarantee Minimum Monthly Premium for Your policy will increase or decrease if the rider has a cost. If You request a decrease in Specified Amount after the Policy Date, or make a withdrawal that results in a decrease in Specified Amount, the Term No-Lapse Guarantee Minimum Monthly Premium for Your policy will decrease. We will send You an amended Policy Schedule showing the new Term No-Lapse Guarantee Minimum Monthly Premium following any such increase or decrease.

               ACCOUNTS AND PORTFOLIOS
               FIXED ACCOUNT. An account under this policy to which You may allocate Your Net Premiums in order to earn interest at an effective annual rate guaranteed not to be less than the minimum guaranteed fixed account interest rate shown on the Policy Schedule. The value of Your interest in the Fixed Account is referred to as Your "Fixed Account Value."

               LOAN ACCOUNT. An account under this policy to which collateral for Indebtedness is allocated. The value of Your interest in the Loan Account is referred to as Your "Loan Account Value."

               PORTFOLIO. A separate underlying mutual fund in which a Sub-Account of the Separate Account invests.

               SEPARATE ACCOUNT. Columbus Life Insurance Company Separate Account 1. SUB-ACCOUNT. A sub-division of the Separate Account. Each Sub-Account invests in a different Portfolio.

               VARIABLE ACCOUNT. An account under this policy to which You may allocate Your Net Premiums in order to invest in one or more Sub-Accounts of the Separate Account. The value of Your interest in the Variable Account is referred to as Your "Variable Account Value."

               VALUES AND VALUATION

               ACCOUNT VALUE. The sum of Your Fixed Account Value, Variable Account Value and Loan Account Value.

               ACCUMULATION UNIT. A unit of measure that We use to calculate Your interest in a Sub-Account. The value of an Accumulation Unit is referred to as an "Accumulation Unit Value."

               CASH SURRENDER VALUE. The Account Value, less any applicable Surrender Charge. INDEBTEDNESS. The amount of any outstanding policy loan(s) plus any accrued and unpaid loan interest.

               NET AMOUNT AT RISK. The amount of the Death Benefit for which We are at risk. The Net Amount at Risk on any Monthly Anniversary Day is equal to:

                    (1) the Death Benefit plus Indebtedness, divided by 1.0024663; minus

                    (2) the Account Value after deduction of Monthly Policy Charges, other than the Cost of Insurance Charge, on that Monthly Anniversary Day.

               NET CASH SURRENDER VALUE. The Cash Surrender Value, less any Indebtedness.


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CL 79 0203                           Page 5

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               NET INVESTMENT FACTOR. A factor that reflects the investment gain or loss of a Sub-Account from one Valuation Period to the next.

               VALUATION DATE. Any day on which the New York Stock Exchange is open for trading.

               VALUATION PERIOD. A period beginning with the close of business on the New York Stock Exchange on one Valuation Date and ending at the close of business on the New York Stock Exchange on the next Valuation Date.


               CHARGES
               COST OF INSURANCE CHARGE. An amount deducted from the Account Value each Monthly Anniversary Day to pay for the cost of insurance coverage under the base policy. The maximum monthly Cost of Insurance Charge rates for each policy year are shown on the Policy Schedule.

               PER $1,000 CHARGE. An amount deducted on each Monthly Anniversary Day to partially cover Our expenses of distributing, issuing and administering the policy. The monthly Per $1,000 Charge rate is shown on the Policy Schedule.

               PER POLICY CHARGE. An amount deducted each Monthly Anniversary Day to partially cover Our expenses of administering the policy. The maximum monthly Per Policy Charge is shown on the Policy Schedule.

               PREMIUM EXPENSE CHARGE. An amount deducted from each premium payment before it is allocated to partially cover the costs of distributing the policy. The maximum Premium Expense Charge rates are shown on the Policy Schedule.

               STATE TAX CHARGE. An amount equal to the current applicable state premium tax rate that is deducted from each premium payment before it is allocated. The maximum State Tax Charge rate is shown on the Policy Schedule.

               SURRENDER CHARGE. An amount deducted from the Account Value if this policy is surrendered or terminates when a Grace Period ends without sufficient premium or loan repayment being paid to keep the policy in force. The Surrender Charges that would apply in each policy month are shown on the Policy Schedule.



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CL 79 0203                           Page 6

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THIS POLICY IS This policy is a contract between You and Us to insure the
A CONTRACT     joint lives of the Insureds. We have issued it in reliance on the statements made in the application and in consideration for the premiums paid to Us. Whenever We refer to the policy, We mean the entire contract. The entire contract consists of: o the base policy; o the attached application; o any attached supplemental applications; and o any attached riders, endorsements or amendments. Riders, endorsements and amendments add provisions or change the terms of the base policy.

OWNERSHIP      OWNER, CONTINGENT OWNER AND JOINT OWNER
PROVISIONS     You have all rights in this policy, subject to any assignment and to the rights of any irrevocable Beneficiary You have named to consent to a change of Beneficiary. If You are not an Insured, You may name a contingent Owner. If You die before the second
               Insured, ownership would then pass to the contingent Owner. If there is no contingent Owner, Your estate would become the Owner.
               This policy may be owned by two persons as joint Owners. In that case, both joint Owners must consent in writing to the exercise of any rights under the policy. You must also have the consent of any irrevocable Beneficiary to change the Beneficiary. You do not need the consent of a contingent Owner or a revocable Beneficiary to exercise any of Your rights. You may change the Owner, or change or revoke any contingent Owner designation, at any time by written notice to Us. The change will take effect on the date You signed the notice, but We will not be liable for any actions We take before We receive the notice at Our Home Office. A change of Owner automatically revokes any contingent Owner designation. A change of Owner, or a change or revocation of a contingent Owner designation, does not automatically change or revoke a prior
               Beneficiary designation.

BENEFICIARY    PRIMARY BENEFICIARY AND CONTINGENT BENEFICIARY
PROVISIONS     The Beneficiary is the person to whom We pay the Death Proceeds upon the second Insured's death. Unless You change them later, the primary and contingent Beneficiaries are the persons named in the application. If no primary Beneficiary is still living when the second Insured dies, We will pay the Death Proceeds to any contingent Beneficiary who is still living. If there is no surviving primary or contingent Beneficiary, We will pay You. If
               You were an Insured, We will pay Your estate. The interest of any Beneficiary is subject to the rights of any assignee reflected on Our records.

               Two or more persons may be named as primary Beneficiaries or contingent Beneficiaries. We will pay equal shares when there is more than one Beneficiary of the same class, unless You specify otherwise on the Beneficiary designation.

               No revocable Beneficiary has rights under this policy until the second Insured dies. An irrevocable Beneficiary cannot be changed without his or her consent.

               You may change the Beneficiary at any time before the death of the second Insured by sending written notice to Us. The change will be effective as of the date You signed the notice, but We will not be liable for any payments We make or other actions We take before the notice is received at Our Home Office.

               Unless You have instructed otherwise, if the Beneficiary is the spouse of the second Insured, both die and We cannot tell who died first, We will pay the Death Proceeds as if the Beneficiary had survived the second Insured.



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DEATH BENEFIT  DEATH BENEFIT
PROVISIONS     We will pay the Death Benefit as described in the PAYMENT OF
               PROCEEDS section when We receive proof that both Insureds died while this policy was in force, and any other proof that We may require in order to investigate the claim. The Beneficiary should contact Us at the Home Office or contact one of Our agents for instructions on how to file a claim.

               DEATH BENEFIT OPTIONS
               The Death Benefit will be one of the following two Options, as selected by You on the application, or as subsequently changed by You. The amount payable when We receive proof of death of both Insureds will be the Death Benefit valued as of the second Insured's date of death.

               OPTION 1
               The Death Benefit is the greater of the following, less any
               Indebtedness: (1) the Specified Amount; or (2) the Account Value times the applicable factor from the table below.

               OPTION 2
               The Death Benefit is the greater of the following, less any
               Indebtedness: (1) the Account Value plus the Specified Amount; or
               (2) the Account Value times the applicable factor from the table below.

               YOUR MONTHLY COST OF INSURANCE CHARGE WILL BE HIGHER IF YOU CHOOSE DEATH BENEFIT OPTION 2 BECAUSE THE NET AMOUNT AT RISK FOR YOUR POLICY WILL BE HIGHER. THEREFORE, THE AMOUNT OF PREMIUM YOU NEED TO PAY TO KEEP THE POLICY FROM TERMINATING MAY ALSO BE HIGHER.



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          YOUNGER                                   YOUNGER
       INSURED'S AGE        APPLICABLE           INSURED'S AGE        APPLICABLE
  LAST POLICY ANNIVERSARY     FACTOR        LAST POLICY ANNIVERSARY     FACTOR
----------------------------------------  --------------------------------------

        40 and under           2.50                   61                 1.28
             41                2.43                   62                 1.26
             42                2.36                   63                 1.24
             43                2.29                   64                 1.22
             44                2.22                   65                 1.20
             45                2.15                   66                 1.19
             46                2.09                   67                 1.18
             47                2.03                   68                 1.17
             48                1.97                   69                 1.16
             49                1.91                   70                 1.15
             50                1.85                   71                 1.13
             51                1.78                   72                 1.11
             52                1.71                   73                 1.09
             53                1.64                   74                 1.07
             54                1.57              75 through 90           1.05
             55                1.50                   91                 1.04
             56                1.46                   92                 1.03
             57                1.42                   93                 1.02
             58                1.38                   94                 1.01
             59                1.34              95 or higher            1.00
             60                1.30

               SPECIFIED AMOUNT AND DEATH BENEFIT OPTION CHANGES
               At any time after the first policy year, You may request a decrease in the Specified Amount or a change in the Death Benefit Option by sending notice to Us in writing at Our Home Office. Following Our approval of any such change, We will send You an amended Policy Schedule.

               We do not allow increases in the Specified Amount except when required in connection with a Death Benefit Option change as described in the CHANGING THE DEATH BENEFIT Option section.

               DECREASING THE SPECIFIED AMOUNT

               At any time after the first policy year, You may request a decrease in the Specified Amount. Any decrease in the Specified Amount that You request will become effective on the first Monthly Anniversary Day after We receive Your request. The minimum decrease is $25,000. The new Specified Amount must not be less than the minimum issue limit shown on the Policy Schedule at issue. We may limit the amount of the decrease to preserve the tax status of this policy as life insurance.

               CHANGING THE DEATH BENEFIT OPTION
               At any time after the first policy year, You may request a change in the Death Benefit Option. If You change the Death Benefit Option, We will increase or decrease the Specified Amount of Your policy such that the Death Benefit will be the same both immediately before and immediately after the change. If You request a change from Option 1 to Option 2, We will decrease the Specified Amount by the amount, if any, needed to keep the Death Benefit the same both before and after the change. If You request a change from Option 2 to Option 1, We will increase the Specified Amount by the amount, if any, needed to keep the Death Benefit the same both before and after the change. You may not make a change in the Death Benefit Option that would reduce the Specified Amount below the minimum issue limit shown on the Policy Schedule.

               IF YOU CHANGE FROM OPTION 1 TO OPTION 2, THE NET AMOUNT AT RISK FOR YOUR POLICY WILL NOT DECREASE OVER THE LIFE OF THE POLICY AS IT MIGHT HAVE UNDER OPTION 1, SO YOU MAY PAY HIGHER MONTHLY COST OF INSURANCE CHARGES IN LATER POLICY YEARS. THEREFORE, THE AMOUNT OF PREMIUM YOU NEED TO PAY TO KEEP THE POLICY FROM TERMINATING MAY ALSO BE HIGHER.


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PREMIUM        PAYMENT OF PREMIUMS
PAYMENT        Premium payments under this policy are payable during the
PROVISIONS     lifetime of one or both Insureds until the day before the policy anniversary on which the younger Insured is or would have been age 100. Any premium You pay must be at least $50. However, We will accept smaller premium payments if You pay by pre-authorizing Us to make automatic deductions from Your bank account. There is no maximum premium payment amount except We will not accept any premium payment which would cause this policy to fail to qualify as life insurance under federal tax laws unless such premium is required to keep the policy in force.

               In order for this policy to take effect, the first premium paid must equal at least the Term No-Lapse Guarantee Minimum Monthly Premium as shown on the Policy Schedule at issue. Premiums after the first are payable at Our Home Office.

               PLANNED PREMIUMS
               Your Planned Premium is shown on the Policy Schedule, but You are not required to make premium payments according to a set schedule. You may skip a Planned Premium payment, and You may change the frequency and the amount of the Planned Premium shown.

               THE AMOUNT AND FREQUENCY OF YOUR PREMIUM PAYMENTS WILL AFFECT YOUR POLICY VALUES AND THE LENGTH OF TIME FOR WHICH YOU HAVE INSURANCE COVERAGE. DEPENDING ON THE INVESTMENT PERFORMANCE OF THE SUB-ACCOUNTS YOU SELECT, THE PLANNED PREMIUM MAY NOT BE ENOUGH TO KEEP THE POLICY IN FORCE. YOU MAY NEED TO CHANGE YOUR PLANNED PREMIUM OR MAKE ADDITIONAL PREMIUM PAYMENTS TO KEEP YOUR POLICY FROM TERMINATING.

               CONTINUATION OF INSURANCE UPON DISCONTINUANCE OF PREMIUM PAYMENTS If premium payments are not continued, insurance coverage under this policy and any benefits provided by rider will be continued until the Net Cash Surrender Value is insufficient as described in the GRACE PERIOD AND TERMINATION OF COVERAGE section. No rider will be continued beyond the termination date provided in the rider.

               GRACE PERIOD AND TERMINATION OF COVERAGE
               Except as described below in the GUARANTEE OF CONTINUED COVERAGE section, on any Monthly Anniversary Day when the Net Cash Surrender Value is less than the sum of the Monthly Policy Charges for the current month, We will allow a Grace Period. We will mail You, and anyone shown on Our records as holding this policy as collateral, a notice indicating the minimum premium You must pay in order to keep the policy in force. If a no-lapse guarantee is in effect, the amount of premium needed to keep this policy in force will be the lesser of:

                    (1) an amount of premium which will result in a Net Cash Surrender Value sufficient to pay all Monthly Policy Charges due through the end of the Grace Period; or

                    (2) the minimum premium needed under the no-lapse guarantee provision to keep the policy in force through the end of the Grace Period.


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               If there is not a no-lapse guarantee in effect, the amount of premium needed to keep this policy in force is the amount stated in (1) above.

               You will have 61 days from the date We mail You this notice to pay or mail enough premium. If You do not pay or mail the needed premium within the 61-day Grace Period, all coverage provided by this policy will terminate without value at the end of the 61-day period. We will rely on the postmark to determine the date of mailing. If the second Insured dies during the Grace Period, the proceeds paid will be reduced by the amount of any unpaid charges, not to exceed three times the sum of the Monthly Policy Charges, or the amount of minimum premium needed under the no-lapse guarantee provision to keep the policy in force through the date of death, if less. We will not terminate this policy until at least 61 days after We mail You and anyone shown on Our records as holding this policy as collateral, notice at the last addresses shown on Our records.

REINSTATEMENT  If the Grace Period expires and Your policy terminates because
               You have not paid the needed premium, You may apply to reinstate the policy within five years after the expiration of the Grace Period. The policy can only be reinstated if either (a) both Insureds are alive; or (b) one Insured is alive and the policy ended after the death of the other Insured. The reinstatement is subject to evidence of insurability satisfactory to Us. In addition, You must pay an amount of premium which will result in a Net Cash Surrender Value sufficient to pay all accrued and unpaid costs and charges that would have been subtracted from the Account Value if there had been sufficient value on each Monthly Anniversary Day from the date the policy entered the Grace Period to the date of reinstatement, plus an amount sufficient to cover the Monthly Policy Charges for three months beyond the date of reinstatement. You must also repay or reinstate any Indebtedness that existed at the time of the termination. Following a reinstatement, Surrender Charges will continue to apply from the Policy Date as if there had been no lapse. We will restore any Surrender Charges deducted from Your policy at the time of lapse.

GUARANTEE OF   TERM NO-LAPSE GUARANTEE
CONTINUED      Beginning on the Policy Date and continuing to the earlier of the
COVERAGE       day before the 20th policy anniversary or the day before the policy anniversary on which the younger Insured is or would have been age 90, We guarantee that this policy will not terminate or begin the Grace Period if, ON THE MONTHLY ANNIVERSARY DAY A GRACE
               PERIOD WOULD OTHERWISE BEGIN, (1) is equal to or greater than (2) where:

                    (1) is the sum of the premiums paid, less any withdrawals (including withdrawal fees), plus interest accrued daily on the balance at the effective annual rate shown on the Policy Schedule as the minimum guaranteed fixed account interest rate, less the amount of any Indebtedness; and

                    (2) is the sum of the Term No-Lapse Guarantee Minimum Monthly Premium in effect on each Monthly Anniversary Day through and including the Monthly Anniversary Day on which the Grace Period would begin, plus interest accrued daily on each such premium from the Monthly Anniversary Day it is due at the effective annual rate shown on the Policy Schedule as the minimum guaranteed fixed account interest rate.

               Following a reinstatement, the above test will continue to apply from the Policy Date as if there had been no lapse.


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EXTENDED       On the policy anniversary on which the younger Insured is or
COVERAGE       would have been age 100, Your Variable Account Value will be
BENEFIT        permanently transferred into the Fixed Account. Your Fixed
PROVISION      Account Value will continue to earn interest at the current interest rate. The interest rate credited to the Loan Account will be increased to equal the interest rate charged against any policy loans. At all times thereafter, no further premiums may be paid, no charges will be deducted, no transfers may be made, no further loans will be permitted, and the Death Benefit will be revised to equal the Net Cash Surrender Value. The policy will continue in effect until the second Insured's death, or until it is surrendered for its Net Cash Surrender Value, whichever occurs first.

VARIABLE       SEPARATE ACCOUNT
ACCOUNT        The Separate Account is established under the laws of the State
PROVISIONS     of Ohio. It is a unit investment trust registered with the
               Securities and Exchange Commission under the Investment Company
               Act of 1940. The assets in the Separate Account are kept separate from Our general assets and assets of any other separate accounts
               We may have. The assets of the Separate Account shall be available to cover the liabilities of Our general account only to the extent that the assets of the Separate Account exceed the liabilities arising under the variable life insurance policies supported by the Separate Account. The investment policy of the Separate Account shall not be changed without the approval of the insurance commissioner of the State of Ohio. The approval process is on file with the insurance commissioner.

               SUB-ACCOUNTS
               The Separate Account is divided into Sub-Accounts, each of which invests all of its assets in a corresponding Portfolio.

               VARIABLE ACCOUNT
               The Variable Account of this policy is an account to which You may allocate Your Net Premiums in order to invest in one or more Sub-Accounts of the Separate Account.

               VARIABLE ACCOUNT VALUE
               As of the end of any Valuation Period, the Variable Account Value of Your policy is equal to the sum of Your interest in each Sub-Account as of the end of that Valuation Period.

               Your interest in each Sub-Account as of the end of any Valuation Period is equal to:

                    (1) the number of Accumulation Units of that Sub-Account credited to this policy; multiplied by

                    (2) the Accumulation Unit Value for that Sub-Account as of the end of that Valuation Period.

               ACCUMULATION UNIT VALUES
               The Accumulation Unit Value for each Sub-Account was arbitrarily set at $10 when funds were first credited to the Sub-Account. The Accumulation Unit Value as of the end of any subsequent Valuation Period is determined by multiplying the Accumulation Unit Value as of the end of the immediately preceding Valuation Period by the Net Investment Factor for that Valuation Period. The Accumulation Unit Value will fluctuate from day to day depending on the investment performance of the Portfolio in which the Sub-Account is invested.


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               NET INVESTMENT FACTOR
               The Net Investment Factor reflects the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for each Sub-Account, for any Valuation Period, is determined by dividing (1) by (2) where:

               (1) equals:

                    (a) the net asset value per share of the corresponding Portfolio at the end of the current Valuation Period, plus

                    (b) the per share amount of any dividend or capital gain distribution made by the Portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period, plus or minus

                    (c) a per Accumulation Unit charge or credit for any taxes incurred by or reserved for in the Sub-Account, which is determined by Us to have resulted from the investment operations of the Sub-Account during the current Valuation Period;

               (2)  equals:

                    (a) the net asset value per share of the corresponding Portfolio at the end of the immediately preceding Valuation Period, plus or minus

                    (b) the per Accumulation Unit charge or credit for any taxes reserved for the immediately preceding Valuation Period.

               CREDITING AND DEDUCTION OF ACCUMULATION UNITS
               Accumulation Units are credited:

                    (1)  when You allocate Net Premiums to a Sub-Account; and

                    (2)  when amounts are transferred into a Sub-Account.

               In the case of the initial premium, Accumulation Units will be credited as of the later of:

                    (1)  the Policy Date; or

                    (2) the Valuation Date We receive the premium in Our Home Office.

               For subsequent premiums or transfers, We will credit Accumulation Units as of the end of the Valuation Period in which We receive the premium or transfer request in Our Home Office.

               The number of Accumulation Units to be credited to this policy in each Sub-Account will be determined by dividing the dollar amount credited to each Sub-Account by the Accumulation Unit Value for that Sub-Account as of the end of the applicable Valuation Period.

               Accumulation Units are deducted:

                    (1)  when amounts are transferred out of a Sub-Account;

                    (2) when amounts (including any fees or charges) are withdrawn; and

                    (3)  when the Monthly Policy Charges are assessed.

               The number of Accumulation Units to be deducted from any Sub-Account under this policy will be determined by dividing the dollar amount of the deduction by the Accumulation Unit Value for that Sub-Account as of the end of the Valuation Period during which the transaction request is received by Us, or, in the case of policy charges, during which the charge is assessed.

               For purposes of determining in which Valuation Period a premium or transaction request is received by Us, a premium or request will be deemed received on a given Valuation Date if We receive it by 4:00 p.m. on that Valuation Date. If We receive it after 4:00 p.m. on a Valuation Date, it will be deemed received on the next Valuation Date.




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               ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS
               We reserve the right to make additional Sub-Accounts available. These Sub-Accounts will invest in separate underlying mutual funds that We believe are suitable for the Separate Account. We also reserve the right to eliminate existing Sub-Accounts, or to combine two or more Sub-Accounts.

               We reserve the right to substitute a new underlying mutual fund or similar investment option for the Portfolio in which a Sub-Account invests. This may happen if the shares of the Portfolio are no longer available, or as a result of unsatisfactory investment performance, a change in laws or regulations, a change in a Portfolio's investment objectives or restrictions, or for some other reason. We will not substitute any shares attributable to Your interest in a Sub-Account without obtaining the prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, and any other required approvals.

               If We make a substitution or change, We may, by rider or endorsement, make any changes in this policy that may be necessary or appropriate to reflect the substitution or change. We will notify You of any substitution or change in a timely manner.

               We reserve the right to operate the Separate Account as a management investment company under the Investment Company Act of 1940, or in any other form permitted by law. We reserve the right to deregister the Separate Account under the 1940 Act in the event such registration is no longer required.

FIXED ACCOUNT  FIXED ACCOUNT
PROVISIONS     The Fixed Account is an account under this policy to which You may allocate Your Net Premiums in order to earn a fixed rate of interest. Net Premiums allocated to or transfers to the Fixed
               Account become part of Our general account.

               FIXED ACCOUNT VALUE
               At any time, the Fixed Account Value of Your policy is equal to:

                    (1) the sum of all Net Premiums allocated to the Fixed Account; plus

                    (2) all amounts transferred from the Variable Account or the Loan Account to the Fixed Account; plus

                    (3)  interest credited to the Fixed Account; minus

                    (4) all amounts transferred from the Fixed Account to the Variable Account or the Loan Account; minus

                    (5) all amounts withdrawn from the Fixed Account for charges, deductions or withdrawals.

               INTEREST RATE
               The amounts allocated or transferred to the Fixed Account for Your policy will earn interest daily. We guarantee that the effective annual interest rate will never be less than the minimum guaranteed fixed account interest rate shown on the Policy Schedule. We may, but are not required to, credit interest in excess of this rate.


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ALLOCATION OF  You may elect to allocate Net Premiums to the Fixed Account
NET PREMIUMS   and/or to one or more Sub-Accounts of the Variable Account. Each allocation must be in whole percentages. The sum of the allocation percentages must equal 100%. The allocation You selected for the initial Net Premium is shown on the Policy
               Schedule. Additional Net Premiums will be allocated in the same manner as Your initial Net Premium, unless You request a change in Your allocation.

DOLLAR COST    You may request in writing at any time that We automatically
AVERAGING      transfer specified dollar amounts, earnings or specified
               percentages from the Fixed Account or from a Sub-Account We designate for this purpose to other Sub-Accounts You select. You may elect to have these transfers made on a monthly or quarterly basis. We will process the transfers on the date you request. You must select this automatic transfer, referred to as "Dollar Cost
               Averaging," for a period of at least 12 months. The minimum
               Dollar Cost Averaging transfer is $100. You must allocate whole percentages of the total amount transferred to each Sub-Account
               You select. Dollar Cost Averaging transfers are not subject to the limitations or charges described in the TRANSFER PROVISIONS section.

               Dollar Cost Averaging will terminate when any of the following occurs: (1) the number of designated transfers has been completed; (2) the value in the Fixed Account or the designated Sub-Account is insufficient to complete the next scheduled transfer; (3) You request termination in writing; or (4) this policy terminates. We reserve the right to charge a fee for this service. We also reserve the right to stop offering this service. If We decide to stop offering this service after Your policy is issued, We will give You 30 days written notice. This would not affect any Dollar Cost Averaging programs already in effect.

TRANSFER       TRANSFERS
PROVISIONS     You may transfer amounts among the Fixed Account and the
               Sub-Accounts of the Variable Account. The minimum transfer amount is $250 or the entire value of the account, if less. Each allocation to a Sub-Account must be in whole percentages.

               We may delay transfers as described in the DEFERRAL OF PAYMENT section. Any delay will be on a nondiscriminatory basis toward You.

               TRANSFERS FROM THE SUB-ACCOUNTS
               Transfers may be made among the Sub-Accounts, or from one or more Sub-Accounts to the Fixed Account, at any time. There is no limitation on the maximum amount that may be transferred from the Sub-Accounts to the Fixed Account. There is no charge for the first twelve transfers among the Sub-Accounts or from one or more Sub-Accounts to the Fixed Account, in any policy year. We will charge a transfer fee for each transfer from a Sub-Account after the twelfth in a policy year. The amount of the transfer fee is shown on the Policy Schedule. All transfer requests received in a single Valuation Period will be considered one transfer for purposes of this limit.

               TRANSFERS FROM THE FIXED ACCOUNT
               You may transfer amounts from the Fixed Account to one or more Sub-Accounts once each policy year. Transfers from the Fixed Account are limited to a maximum of 25% of the Fixed Account Value during each of the first four policy years. After the fourth policy year, the entire Fixed Account can be transferred.

               There is no charge for these transfers.

POLICY VALUES  ACCOUNT VALUE

               As of the end of any Valuation Period, the Account Value of Your policy is equal to:

                    (1) the Variable Account Value as of the end of that Valuation Period; plus

                    (2) the Fixed Account Value as of the end of that Valuation Period; plus

                    (3) the Loan Account Value as of the end of that Valuation Period.


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               CASH SURRENDER VALUE
               The Cash Surrender Value of this policy is the Account Value, less any applicable Surrender Charge, as described in the SURRENDER CHARGE section.

               NET CASH SURRENDER VALUE
               The Net Cash Surrender Value of this policy is the Cash Surrender Value less the amount of any Indebtedness.

               WITHDRAWAL
               At any time after the first policy year, You may withdraw part of the Account Value of this policy by written notice to Us. The minimum amount of any withdrawal is $500. No withdrawal can be made that would reduce the Net Cash Surrender Value to less than $250. We will charge a withdrawal fee for each withdrawal after the first in a policy year. The amount of the withdrawal fee is shown on the Policy Schedule.

               The amount withdrawn (including any applicable withdrawal fee) will be deducted from the Account Value. The deduction will be made from the Sub-Accounts and the Fixed Account in proportion to the amounts in each account. A deduction from the Account Value will reduce the Death Benefit.

               In addition, if You have selected Death Benefit Option 1, We will reduce the Specified Amount to the extent necessary such that the difference between the Death Benefit and the Account Value will be no greater immediately after the withdrawal than it was immediately before the withdrawal.

               We may defer the payment of any withdrawal as described in the DEFERRAL OF PAYMENT section. Any delay will be on a nondiscriminatory basis toward You.

               FULL SURRENDER
               You may surrender this policy for the Net Cash Surrender Value by written notice to Us. The amount We pay to You will be the Net Cash Surrender Value as of the end of the Valuation Period during which We receive the written notice. We will pay proceeds as described in the PAYMENT OF PROCEEDS section.

LOAN           RIGHT TO BORROW AND MAXIMUM LOAN
PROVISIONS     You may request a loan from Us in an amount not to exceed 90% of the Net Cash Surrender Value as of the end of the Valuation
               Period in which we receive the request, less an amount equal to the Monthly Policy Charges for the next two months. This policy will be the only security We require for the loan, as described in the LOAN ACCOUNT section.

               We may delay granting any loan as described in the DEFERRAL OF PAYMENT section except for a loan to pay premiums on this policy or any other policy We issue.

               LOAN ACCOUNT
               The Loan Account is the collateral for any loan We make to You.

               If We make a loan to You when there is no outstanding Indebtedness, an amount equal to the loan is transferred from the Sub-Accounts and the Fixed Account into the Loan Account. The transfer is made in proportion to the values in each account as of the end of the Valuation Period in which We receive the loan request.

               If We make a loan to You when there is outstanding Indebtedness, an amount equal to the difference between the total loan amount and the amount in the Loan Account is transferred from the Sub-Accounts and the Fixed Account into the Loan Account in proportion to the values in each account as of the end of the Valuation Period in which We receive the loan request.


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               The Loan Account will earn interest daily. The effective annual interest rate will never be less than the guaranteed minimum fixed account interest rate shown on the Policy Schedule. We may, but are not required to, credit interest in excess of this rate.

               Any loan, whether or not repaid, will have a permanent effect on the Death Benefit and policy values because the investment results of the Sub-Accounts and the current interest rates of the Fixed Account will not apply to amounts in the Loan Account.

               LOAN ACCOUNT VALUE
               At any time, the Loan Account Value of Your policy equals:

                    (1) the sum of all collateral allocated to the Loan Account; plus

                    (2)  interest credited to the Loan Account; minus

                    (3) all amounts transferred from the Loan Account to the Sub-Accounts or the Fixed Account.

               INTEREST ON INDEBTEDNESS
               The maximum loan interest rate charged on Indebtedness is shown on the Policy Schedule. Loan interest is charged in arrears and is due on each Policy Anniversary and on the date the loan is repaid in full. The amount of any loan interest charged which is not paid when due will be treated as an additional loan.

               POLICY TERMINATION
               If the Indebtedness exceeds the Cash Surrender Value less the Monthly Policy Charges for the current month on any Monthly Anniversary Day, We will terminate this policy. We will not do this, however, until 61 days after We mail notice to You indicating the minimum amount of loan repayment that must be made in order to keep this policy in force. We will mail the notice to You, and to anyone shown on Our records as holding this policy as collateral, at the last addresses shown on Our records. A termination under this provision will not reduce the Grace Period described in the GRACE PERIOD AND TERMINATION OF COVERAGE section.

               REPAYING LOANS
               Loans can be repaid in whole or in part at any time during the lifetime of one or both Insureds. Any Indebtedness not repaid will reduce the amounts payable upon surrender of the policy or at the death of the second Insured.

               All payments We receive from You will be credited to Your policy as premium unless You give Us written notice that the payment is for loan repayment. Loan repayments will first be applied to pay accrued but unpaid interest on the loan, the balance will reduce the outstanding balance of Your loan.

               If a loan repayment is applied and the Loan Account Value exceeds the total Indebtedness after repayment, the excess collateral is transferred from the Loan Account to the Sub-Accounts and the Fixed Account according to Your current premium allocation instructions.


--------------------------------------------------------------------------------

CL 79 0203                           Page 17

--------------------------------------------------------------------------------
POLICY COSTS   PREMIUM CHARGES
AND CHARGES    We deduct certain charges from premium payments when We receive them to partially cover Our expenses of distributing the policy.
               These charges are 1) the Premium Expense Charge; and 2) the State
               Tax Charge.

               PREMIUM EXPENSE CHARGE
               We deduct a Premium Expense Charge from each premium payment received. This charge is deducted before the premium payment is allocated to the Fixed Account or the Sub-Accounts.

               The maximum Premium Expense Charge rates are shown on the Policy Schedule. At Our option, We may charge less than the maximum rates shown.

               The maximum Premium Expense Charge rates differ based on the length of time the policy has been in effect and the amount of the Target Premium. To determine the amount of the Premium Expense Charge deducted from each premium payment, We do the following:

                    (1) We determine the portions of the premium payment that are below and above the Target Premium in effect at that time (taking into account all premiums received to date in that policy year).

                    (2) We multiply each portion of the premium payment by the applicable Premium Expense Charge rate.

                    (3) We add together the Premium Expense Charges determined in step 2 above.

               STATE TAX CHARGE
               To cover state premium taxes associated with distribution of this policy, We will deduct a State Tax Charge from each premium payment received. This charge is deducted before the premium payment is allocated to the Fixed Account or the Sub-Accounts. To determine the amount of the charge, We multiply the amount of the premium payment by the applicable State Tax Charge rate. The State Tax Charge rate We charge will vary by state to reflect the rate of premium tax charged by each state. We guarantee that the rate will never exceed the maximum State Tax Charge rate shown on the Policy Schedule.

               MONTHLY POLICY CHARGES
               We deduct certain charges from Your Account Value on each Monthly Anniversary Day to partially cover Our expenses of distributing, issuing and administering the policy, for assuming the mortality and expense risks associated with the policy, and to cover the cost of providing the base policy life insurance and rider benefits to You. These charges are: 1) the Cost of Insurance Charge; 2) the Per Policy Charge; 3) the Per $1,000 Charge; 4) the Mortality and Expense Risk Charge; and 5) cost of insurance charges for any riders.

               We take the Monthly Policy Charges from the Fixed Account and the Sub-Accounts in proportion to the values in each account on the Monthly Anniversary Day. You may, however, elect to have these Monthly Policy Charges deducted from the Fixed Account or from any one Sub-Account You choose. If the Monthly Policy Charges exceed the value of the selected account on any Monthly Anniversary Day, the remainder will be taken pro rata from the other accounts. You must notify us in writing of this election.


--------------------------------------------------------------------------------

CL 79 0203                           Page 18

--------------------------------------------------------------------------------

               COST OF INSURANCE CHARGE
               We will deduct a Cost of Insurance Charge from Your Account Value on each Monthly Anniversary Day. The maximum monthly Cost of Insurance Charge rates for each policy year are shown on the Policy Schedule. At Our option, We may charge less than the maximum rates shown.

               To determine the amount of the charge on any Monthly Anniversary Day, We divide the Net Amount at Risk for Your policy as of that Monthly Anniversary Day by 1000 and multiply by the monthly Cost of Insurance Charge rate for the applicable policy year.

               The current monthly Cost of Insurance Charge rates for Your policy depend on the age, sex and risk class of each Insured on each policy anniversary. Any change in the current monthly Cost of Insurance Charge rates will be on a non-discriminatory basis toward any Insureds and will apply equally to all Insureds of the same ages, sexes and risk classes whose coverage has been in effect for the same length of time.

               PER POLICY CHARGE
               We will deduct a Per Policy Charge from Your Account Value on each Monthly Anniversary Day. The maximum monthly Per Policy Charge is shown on the Policy Schedule. At Our option, We may charge less than the maximum amount shown.

               PER $1,000 CHARGE
               We will deduct a Per $1,000 Charge from Your Account Value on each Monthly Anniversary Day. The monthly Per $1,000 Charge rate for Your Policy is shown on the Policy Schedule. To determine the amount of the charge on any Monthly Anniversary Day, We divide the Specified Amount by 1000 and multiply by the monthly Per $1,000 Charge rate. If the Specified Amount is increased or decreased, the monthly Per $1,000 Charge will continue to be calculated as if the increase or decrease had not occurred.

               The monthly Per $1,000 Charge rate depends on the age, sex and risk class of each Insured on the Policy Date.

               MORTALITY AND EXPENSE RISK CHARGE
               We deduct a Mortality and Expense Risk Charge from Your Account Value on each Monthly Anniversary Day. The maximum monthly Mortality and Expense Risk Charge rates for each policy year are shown on the Policy Schedule. At Our option, We may charge less than the maximum rates shown.

               To determine the amount of the charge on any Monthly Anniversary Day, We multiply the Variable Account Value as of that Monthly Anniversary Day by the monthly Mortality and Expense Risk Charge rate(s) for the applicable policy year and Variable Account Value band(s).

               RIDER CHARGES
               Cost of insurance charges for any riders You add to Your policy are described in the applicable rider. Maximum rider cost of insurance charges will be shown in the Policy Schedule.

               SURRENDER CHARGE
               For a certain period following the Policy Date, We will deduct a Surrender Charge from Your Account Value if either of the following occurs:

                    (1)  You surrender Your policy; or

                    (2) a Grace Period ends without sufficient premium or loan repayment being paid to Us to keep the policy in force.


--------------------------------------------------------------------------------

CL 79 0203                           Page 19

--------------------------------------------------------------------------------

               The amount of the Surrender Charge that would apply in each policy month of Your policy is shown on the Policy Schedule.

               The Surrender Charge amounts depend on the age, sex and risk class of each Insured on the Policy Date.

PAYMENT OF     POLICY PROCEEDS
PROCEEDS       The proceeds of this policy may be either Death Proceeds, payable to the Beneficiary upon the death of the second Insured, or Net
               Cash Surrender Value proceeds, payable to You if this policy is surrendered for its Net Cash Surrender Value during the lifetime of one or both Insureds.

               HOW WE PAY
               Proceeds may be paid in a lump sum or under one or more Income Plans. The Income Plans are described in THE INCOME PLANS section.

               We may defer the payment of any proceeds as described in the DEFERRAL OF PAYMENT section.

               We will pay interest from the date of death or other date proceeds are due to the date of payment. The rate of interest will not be less than that required by law.

CHOOSING AN    You may choose an Income Plan for Net Cash Surrender Value
INCOME PLAN    proceeds or for Death Proceeds during the lifetime of either
               Insured. If You choose an Income Plan, a Beneficiary may not change it. If You do not choose an Income Plan before the second
               Insured dies, the Beneficiary can choose one. If the Beneficiary does not choose an Income Plan within 60 days after the date proceeds are due, We will pay the proceeds in a lump sum. For each plan We may issue a separate written agreement putting the plan into effect. The smallest amount that may be applied under an Income Plan is $2,000. Each payment must be at least $100. We may make less frequent payments if payments to be made would be less than $100.

               The Beneficiary may be the payee for payments under the selected Income Plan, or may name a different payee to receive the payments under Income Plans. The Beneficiary may also name a contingent payee to receive any amount still due when the payee dies. If a payee dies and there is not a contingent payee, any amount due and unpaid will be paid to the estate of the payee who died. A payee or contingent payee may not be a fiduciary or non-natural person without Our consent.

               THE INCOME PLANS
               In addition to the following options, other Income Plans may be available.

               OPTION 1 - PAYMENTS FOR A FIXED PERIOD
               Equal monthly payments will be made for a stated number of years, which You select from the Fixed Period Minimum Income Table. The monthly payments will not be less than those shown in the table.

               -----------------------------------------------------------------
                         OPTION 1 - FIXED PERIOD MINIMUM INCOME TABLE*
                           Monthly Payments for each $1,000 applied
               -----------------------------------------------------------------
               -----------------------------------------------------------------
               NUMBER     MONTHLY     NUMBER     MONTHLY     NUMBER      MONTHLY
                 OF      INSTALL-       OF       INSTALL-      OF       INSTALL-
               YEARS       MENT        YEARS       MENT       YEARS       MENT
                                                           ------------
               -----------------------------------------------------------------
                 1         $84.47       11         $8.86       21          $5.32
                 2          42.86       12          8.24       22           5.15
                 3          28.99       13          7.71       23           4.99
                 4          22.06       14          7.26       24           4.84
                 5          17.91       15          6.87       25           4.71
                 6          15.14       16          6.53       26           4.59
                 7          13.16       17          6.23       27           4.47
                 8          11.68       18          5.96       28           4.37
                 9          10.53       19          5.73       29           4.27
                 10          9.61       20          5.51       30           4.18
               -----------------------------------------------------------------
                                      *Values are based on interest at an
                          effective annual rate of 3%.


--------------------------------------------------------------------------------

CL 79 0203                           Page 20

--------------------------------------------------------------------------------
               OPTION 2 - PAYMENTS FOR LIFE - GUARANTEED PERIOD
               Equal monthly payments will be made for the guaranteed period chosen and thereafter during the life of the payee. The amount of each monthly payment depends on the payee's sex and adjusted age (see, ADJUSTMENT TO AGE) on the date of first payment and on any guaranteed period chosen. See the One Life Minimum Income Table, below. We may require proof to Our satisfaction of the payee's age. We may require like proof that the payee is alive on the date any payment is due. The guaranteed period may be 10 or 20 years.


--------------------------------------------------------------------------------

CL 79 0203                           Page 21

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                        OPTION 2 - ONE LIFE MINIMUM INCOME TABLE*
                        Monthly Payments for each $1,000 applied
------------------------------------------------------------------------------------------
  AGE OF         LIFE             LIFE         AGE OF         LIFE             LIFE
  PAYEE                                         PAYEE
   LAST        10 YEARS         20 YEARS        LAST        10 YEARS         20 YEARS
  BIRTH-       CERTAIN           CERTAIN       BIRTH-       CERTAIN          CERTAIN
   DAY                                           DAY
           -----------------------------------          ----------------------------------
             MALE   FEMALE    MALE    FEMALE              MALE   FEMALE    MALE   FEMALE
------------------------------------------------------------------------------------------
  15 AND
  UNDER      $2.81    $2.76    $2.81   $2.75     50       $3.88    $3.64   $3.80    $3.60
    16        2.83     2.77     2.82    2.76     51        3.94     3.70    3.85     3.65
    17        2.84     2.78     2.83    2.78     52        4.01     3.75    3.91     3.70
    18        2.85     2.79     2.85    2.79     53        4.08     3.82    3.96     3.75
    19        2.87     2.80     2.86    2.80     54        4.16     3.88    4.02     3.81
    20        2.88     2.81     2.88    2.81     55        4.23     3.95    4.09     3.87
    21        2.90     2.83     2.89    2.82     56        4.32     4.02    4.15     3.93
    22        2.91     2.84     2.91    2.84     57        4.41     4.09    4.21     3.99
    23        2.93     2.86     2.93    2.85     58        4.50     4.17    4.28     4.05
    24        2.95     2.87     2.94    2.87     59        4.60     4.25    4.35     4.12
    25        2.97     2.89     2.96    2.88     60        4.70     4.34    4.42     4.19
    26        2.99     2.90     2.98    2.90     61        4.81     4.44    4.49     4.26
    27        3.01     2.92     3.00    2.92     62        4.92     4.54    4.56     4.33
    28        3.03     2.94     3.02    2.93     63        5.04     4.64    4.63     4.41
    29        3.05     2.96     3.04    2.95     64        5.17     4.75    4.70     4.49
    30        3.07     2.97     3.07    2.97     65        5.30     4.87    4.76     4.56
    31        3.10     3.00     3.09    2.99     66        5.44     5.00    4.83     4.64
    32        3.12     3.02     3.11    3.01     67        5.59     5.13    4.90     4.72
    33        3.15     3.04     3.14    3.03     68        5.74     5.27    4.96     4.79
    34        3.18     3.06     3.17    3.06     69        5.89     5.42    5.03     4.87
    35        3.21     3.09     3.20    3.08     70        6.06     5.58    5.08     4.94
    36        3.24     3.11     3.22    3.10     71        6.22     5.75    5.14     5.01
    37        3.27     3.14     3.26    3.13     72        6.39     5.92    5.19     5.08
    38        3.31     3.17     3.29    3.16     73        6.57     6.10    5.24     5.14
    39        3.35     3.20     3.32    3.19     74        6.75     6.29    5.28     5.20
    40        3.38     3.23     3.36    3.22     75        6.93     6.49    5.32     5.25
    41        3.42     3.26     3.39    3.25     76        7.12     6.69    5.35     5.29
    42        3.47     3.30     3.43    3.28     77        7.30     6.90    5.38     5.34
    43        3.51     3.33     3.47    3.31     78        7.48     7.11    5.41     5.37
    44        3.56     3.37     3.51    3.35     79        7.67     7.32    5.43     5.40
    45        3.60     3.41     3.56    3.39     80        7.85     7.53    5.45     5.43
    46        3.65     3.45     3.60    3.43     81        8.02     7.73    5.47     5.45
    47        3.71     3.50     3.65    3.47     82        8.19     7.93    5.48     5.47
    48        3.76     3.54     3.70    3.51     83        8.35     8.13    5.49     5.48
    49        3.82     3.59     3.75    3.55     84        8.50     8.31    5.50     5.49
                                               85 AND
                                                OVER       8.64     8.48    5.50     5.50
------------------------------------------------------------------------------------------

     *Values are based on the "Annuity 2000 Table," with Projection Scale G, adjusted for age last birthday, with interest at an effective annual rate of 3%.


               OPTION 3 - PAYMENTS OF A FIXED AMOUNT
               Equal monthly payments of a fixed amount will be made until the value applied under this option, with interest credited at an effective annual rate of 3% on the unused balance, is exhausted. The amount chosen must be at least $5 per month for each $1,000 of proceeds placed under this option. The last payment will be for the balance only. Payments may not be for more than 30 years.



--------------------------------------------------------------------------------

CL 79 0203                           Page 22

--------------------------------------------------------------------------------

               OPTION 4 - LIFE ANNUITY - NO GUARANTEED PERIOD
               Equal monthly payments will be made during the life of the payee. The amount of each monthly payment depends on the payee's sex and adjusted age (see, ADJUSTMENT TO AGE) on the date of the first payment. See the One Life Minimum Income Table, below. We may require proof to Our satisfaction of the payee's age. We may require like proof that the payee is alive on the date any payment is due. There is no guaranteed period. This means that when the payee dies, no further payments will be made, even if only one payment has been made.

--------------------------------------------------------------------------------
                   OPTION 4 - ONE LIFE MINIMUM INCOME TABLE*
                   Monthly Payments for each $1,000 applied
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     AGE OF               LIFE               AGE OF               LIFE
      PAYEE             NO YEARS              PAYEE             NO YEARS
      LAST               CERTAIN              LAST               CERTAIN
                  ----------------------                  ----------------------
    BIRTHDAY         MALE      FEMALE       BIRTHDAY         MALE      FEMALE
--------------------------------------------------------------------------------
  15 AND UNDER       $2.82      $2.76          50             $3.91     $3.66
       16             2.83       2.77          51              3.98      3.71
       17             2.84       2.78          52              4.05      3.77
       18             2.86       2.79          53              4.12      3.83
       19             2.87       2.80          54              4.20      3.90
       20             2.89       2.82          55              4.28      3.97
       21             2.90       2.83          56              4.37      4.04
       22             2.92       2.84          57              4.47      4.12
       23             2.93       2.86          58              4.57      4.21
       24             2.95       2.87          59              4.67      4.30
       25             2.97       2.89          60              4.79      4.39
       26             2.99       2.90          61              4.91      4.49
       27             3.01       2.92          62              5.04      4.60
       28             3.03       2.94          63              5.18      4.71
       29             3.05       2.96          64              5.33      4.84
       30             3.08       2.98          65              5.49      4.97
       31             3.10       3.00          66              5.66      5.11
       32             3.13       3.02          67              5.85      5.26
       33             3.15       3.04          68              6.04      5.43
       34             3.18       3.06          69              6.25      5.60
       35             3.21       3.09          70              6.48      5.80
       36             3.25       3.12          71              6.71      6.00
       37             3.28       3.14          72              6.97      6.23
       38             3.32       3.17          73              7.24      6.47
       39             3.35       3.20          74              7.53      6.73
       40             3.39       3.23          75              7.84      7.02
       41             3.43       3.27          76              8.18      7.33
       42             3.48       3.30          77              8.53      7.66
       43             3.52       3.34          78              8.92      8.02
       44             3.57       3.38          79              9.33      8.42
       45             3.62       3.42          80              9.77      8.85
       46             3.67       3.46          81             10.24      9.31
       47             3.73       3.51          82             10.75      9.82
       48             3.78       3.55          83             11.29     10.37
       49             3.84       3.60          84             11.87     10.96
                                           85 AND OVER        12.49     11.61
--------------------------------------------------------------------------------

     *Values are based on the "Annuity 2000 Table," with Projection Scale G, adjusted for age last birthday, with interest at an effective annual rate of 3%.


--------------------------------------------------------------------------------

CL 79 0203                           Page 23

--------------------------------------------------------------------------------

               OPTION 5 - JOINT AND SURVIVOR
               Equal monthly payments will be made during the lifetimes of two payees. Upon the death of either, payments will continue unchanged throughout the lifetime of the survivor, or they may be reduced to a pre-selected percentage (75%, 66 2/3%, or 50%) of the original payment. Payments will cease upon the death of the survivor. There is no guaranteed period. This means that when the survivor dies, no further payments will be made, even if only one payment has been made. The amount of each monthly payment depends on the sexes and adjusted ages (see, ADJUSTMENT TO AGE) of both payees on the date of first payment, and the pre-selected percentage for continuing payments. See the sample monthly payments in the Joint and Survivor Minimum Income Table, below. The payments for each $1,000 applied will not be less than those in the Joint and Survivor Minimum Income Table. Values not illustrated in the table are available upon request. We may require proof to Our satisfaction of the payees' ages. We may require proof that any payee is alive on the date any payment based upon the life of such payee is due.

--------------------------------------------------------------------------------
                         OPTION 5 - JOINT AND SURVIVOR
                             MINIMUM INCOME TABLE*
                Sample Monthly Payments for each $1,000 applied
--------------------------------------------------------------------------------
    MALE         FEMALE      JOINT &      JOINT &       JOINT &      JOINT &
     AGE          AGE          100%         75%         66 2/3%        50%
                             SURVIVOR     SURVIVOR     SURVIVOR      SURVIVOR
--------------------------------------------------------------------------------
     60            60           $3.93         $4.23       $4.34         $4.58
     60            65            4.14          4.48        4.61          4.88
     60            70            4.34          4.75        4.90          5.24
     65            60            4.07          4.44        4.58          4.88
     65            65            4.36          4.75        4.90          5.22
     65            70            4.66          5.10        5.27          5.64
     70            60            4.18          4.65        4.83          5.23
     70            65            4.56          5.03        5.22          5.62
     70            70            4.97          5.48        5.68          6.12
--------------------------------------------------------------------------------

     *Values are based on the "Annuity 2000 Table," with Projection Scale G, adjusted for age last birthday, with interest at an effective annual rate of 3%.

               ADJUSTMENT TO AGE
               The amounts shown in the monthly life income tables for Option 2, Option 4 and Option 5 are applied at the ages shown through 2009. Thereafter, an adjusted age will be determined as follows:

            YEAR LIFE INCOME
           PAYMENT PLAN BEGINS                            AGE SETBACK
 ----------------------------------------   ------------------------------------

               2010 - 2019                                  1 year
               2020 - 2029                                  2 years
               2030 - 2039                                  3 years
               2040 - 2049                                  4 years
             2050 and later                                 5 years

               To determine the adjusted age, subtract the age setback from the actual age. For example, for a 67-year-old person in 2028, use age 65 factor per $1,000 from the applicable table.



--------------------------------------------------------------------------------

CL 79 0203                           Page 24

--------------------------------------------------------------------------------

               ADDITIONAL INTEREST
               We may increase the interest rate above the guaranteed minimum annual rate of 3% shown in the Income Plans above. Payments under those plans will be based on the interest rate We are using on the due date of the first payment.

               COMMUTATION OF INCOME OPTIONS
               No payment and no amount held under an Income Option may be transferred or withdrawn before its due date. However, the right to transfer or withdraw may be made a part of any plan, if We agree.


GENERAL        ANNUAL REPORT
PROVISIONS     At least once a year We will send You an annual report without charge showing the current Account Value, Surrender Charge, Cash
               Surrender Value, Indebtedness, Net Cash Surrender Value, amount of interest credited to amounts in the Fixed Account and Loan
               Account, change in value of amounts in the Variable Account, premiums paid, loan activity, withdrawals, Premium Charges, Monthly Policy Charges, and any other fees deducted since the date of the last report. Any other information required by applicable law will also be included in the annual report.

               PROJECTION OF BENEFITS AND VALUES
               You may request other information about this policy, including a hypothetical illustration of policy benefits and values. There will be no charge for the first such request in each policy year. We may charge a fee not to exceed $25 for each request after the first in a policy year.

               OWNERSHIP AND INSULATION OF ASSETS
               We shall have exclusive and absolute ownership and control of the assets of the Separate Account. The assets of the Separate Account which are equal to reserves and other liabilities are not chargeable with liabilities arising out of any other business We may conduct.

               RELIANCE
               We have issued this policy in reliance on the answers You have provided to Us in the application and in any supplemental applications. In the absence of fraud, these answers are considered representations, and not warranties. We have assumed that all these answers are true and complete. If they are not, We may contest the validity of this policy as explained in the LIMITS ON OUR CONTESTING THIS POLICY section. If that occurred, We would send back all the premiums You had paid, or the monthly costs of insurance charged for any rider We contest.

               LIMITS ON OUR CONTESTING THIS POLICY
               No statement will be used in contesting this policy unless it is in an application or supplemental application and a copy of such application is attached to this policy. No statement will be used in contesting a rider unless it is in an application or supplemental application for such rider and a copy of such application is attached to this policy.

               We will not contest this policy to the extent of the Specified Amount after it has been in effect during both Insureds' lifetimes for two years from the Policy Date. Unless otherwise provided in the rider, We will not contest any rider attached to this policy after the rider has been in effect during both Insureds' lifetimes for two years from the effective date of the rider.


--------------------------------------------------------------------------------

CL 79 0203                           Page 25

--------------------------------------------------------------------------------

               We will not contest this policy with respect to statements made in an application for reinstatement after the policy has been in effect during both Insureds' lifetimes for two years from the effective date of the reinstatement, or if only one Insured was alive at the time of lapse, after the policy has been in force during that Insured's lifetime for two years from the effective date of the reinstatement.

               Our right to contest beyond these two-year periods is limited to the Insured(s) who died during such period. The policy or rider is incontestable with respect to the Insured(s) who survived the two-year period.

               You should notify Us of the death of the first Insured to die as soon as reasonably possible. If We have not received notice of the first death, We will send You a notice at the end of the first two policy years and any other two-year period mentioned above. This notice will ask You to send Us information about the death of the first Insured to die if the death occurred in the two-year period. IF YOU DO NOT NOTIFY US OF THE FIRST DEATH WHICH OCCURRED IN SUCH TWO YEAR PERIOD, THIS POLICY OR THE APPROPRIATE PART OF IT WILL REMAIN CONTESTABLE EVEN IF YOU CONTINUE TO PAY PREMIUMS AND WE CONTINUE TO ACCEPT THEM.

               POLICY EXCHANGE OPTION
               We will exchange this policy for two individual flexible premium universal life or flexible premium variable universal life policies, one on the life of each of the Insureds, subject to the conditions stated below.

               This option may be exercised on or within 6 months after the date one of the following exchange option events occurs:

                    (1) A final divorce decree on the Insureds' marriage has been in effect for 6 months and the Insureds have been living separately and independently for a continuous 6-month period. In no event can this option be exercised more than 12 months following the final divorce decree.

                    (2)  The Federal Tax Law is changed resulting in:

                         (a) the repeal of the unlimited marital deduction provision; or

                         (b) a reduction by at least 50% of the maximum federal estate tax bracket.

               In addition, the following conditions for exchange listed below must be met:


                    o    This policy must be in force.

                    o    We must receive the first premium for each new policy.

                    o The Owner and the Insured must sign the application for each new policy.

                    o Any administrative requirements deemed necessary by Us must be met.

                    o If an Insured was not in a preferred or standard risk class on the Policy Date, We must receive evidence of insurability satisfactory to Us.

                    o Written request satisfactory to Us must be received at Our Home Office on or within 6 months after the date an exchange option event occurs. Written request must be submitted by the Owner of this policy.

                    o Evidence of the exchange option event satisfactory to Us must be received at Our Home Office on or within 6 months after the date an exchange option event occurs.

                    o This policy must be surrendered to Us before the exchange date.

                    o The exchange date is the Monthly Anniversary Day following the date this option is exercised.

                    o This policy, including any attached riders, will terminate on the day before the exchange date. This is the termination date.

                    o Both of the Insureds under this policy must be living on the exchange date.


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                    o    Any assignee must agree in writing to the exchange.

                    o This policy must have enough value to remain in force until the exchange date.

               We will issue two new policies as follows:

                    o The face amount of each new policy will be: (1) one-half of this policy's Specified Amount on the exchange date; plus (2) one-half of the death benefit of any second-to-die rider (which covers both Insureds) attached to this policy; plus (3) the face amount of any single life rider for the same Insured.

                    o The premium deposited to each new policy will be one-half of this policy's Account Value as of the termination date.

                    o The policy date of each new policy will be the exchange date.

                    o Each new policy will be subject to one-half the amount of any Indebtedness on this policy.

                    o Each new policy will be subject to any existing assignment of this policy.

                    o Additional benefit riders will be available with each new policy only with Our consent; evidence of insurability at the Insured's age will be required.

                    o The risk class for each new policy will be subject to the risk classes available for the new policy and the Insured's risk class when this policy was underwritten. If an Insured was not in a preferred or standard class then, the new policy will be based on the current risk class of the Insured. If such an Insured is now uninsurable, We will not issue a new policy for that Insured but We will treat one-half of this policy as if it had been surrendered and pay one-half of its Net Cash Surrender Value to the Owner of this policy.

                    o Current and maximum cost of insurance charges on each new policy will be based on the age, sex and risk class of the Insured.

               This policy exchange option terminates:

                    o    If one of the Insureds under this policy dies.

                    o    If this policy terminates.

                    o    If this policy is exchanged.

               CONVERSION TO A FIXED POLICY
               You may elect to convert this policy to a fixed policy at any time:

                    (1)  within 24 months of the Policy Date; or

                    (2) within 60 days of the later of notification of a change in the investment policy of the Separate Account, or the effective date of such change.

               This election will be executed by transferring Your Variable Account Value into the Fixed Account without charge. After the date of this election, Net Premiums may not be allocated, and transfers may not be made, to the Variable Account. The other terms and charges of this policy continue to apply.

               SUICIDE
               We will pay only a limited benefit if one of the Insureds commits suicide while sane or insane, within two years from the Policy Date. If the policy is in force, We will return the premiums You paid, less: (1) the amount of any Indebtedness; (2) any withdrawal amount (including withdrawal fees); and (3) all monthly costs of insurance on all persons other than the Insured ever covered by rider. If the amount of the Net Cash Surrender Value is larger, We will pay it instead.

               If the first Insured to die committed suicide, You may choose between taking such limited benefit in cash or receiving a single life policy on the life of the surviving Insured with the limited benefit used as a premium. The face amount of this new policy will be the Specified Amount of this policy and the amount of insurance provided by rider on the life of the surviving Insured (excluding any first-to-die rider) when this policy was issued. The new policy will be a flexible premium universal life policy or a flexible premium variable universal life policy, will have the same policy date as this policy and will be based on the underwriting classification of the surviving Insured when this policy was issued. The incontestability and suicide provisions of the new policy will run from its policy date. However, it may be necessary to pay an additional premium at the time of this change because the premium for a single life policy is higher than the premium for a joint life policy with the same amount of death benefit.

               If the surviving Insured also commits suicide, while sane or insane, before the second policy anniversary and before We have paid the limited benefit described above, We will pay the limited benefit in cash to the beneficiary.

               If the surviving Insured dies (but not by suicide) within 30 days of the suicide of the first Insured and before You choose between taking the limited benefit in cash or receiving the new policy, We will assume that You chose the new policy and deduct any necessary additional premium from the death proceeds under the new policy. If such second death is more than 30 days after the suicide and We have not received Your request for the new policy, We will pay the limited benefit in cash to You.


               A similar limited benefit will be payable in cash to the beneficiary if the death of the first Insured to die is not by suicide and the surviving Insured commits suicide, while sane or insane, before the second policy anniversary. It will be based on the second date of death.

               We will not pay with respect to rider benefits if one of the Insureds commits suicide while sane or insane, within two years from the effective date of any such rider. If the policy is in force and one of the Insureds commits suicide more than two years after the Policy Date and within two years after the effective date of a rider, We will return the monthly costs of insurance charged for such rider. This provision does not apply to any rider that includes its own suicide section.

               If this policy is reinstated, this SUICIDE section will run anew from the reinstatement date. Any premium refund will be limited to those paid on or after the effective date of the reinstatement.


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               ERROR IN AGE OR SEX
               If either Insured's age or sex as stated in the application is wrong, it could mean the Monthly Policy Charges are wrong and that policy values have to be recalculated. The same is true for the age or sex of any other person insured by a rider to this policy. If the error is discovered while at least one Insured is still living, We will adjust the Account Value to the amount it would have been if the monthly Cost of Insurance Charges for the correct age and sex of each Insured had been applied from the Policy Date. If the error is discovered after the deaths of both Insureds, We will adjust the amount of Death Proceeds payable to the amount that the monthly Cost of Insurance Charge for the month of death would have purchased at the correct age and sex of each Insured.

               CLAIMS OF CREDITORS
               The proceeds of this policy will be paid free from the claims of creditors to the extent allowed by law.

               ASSIGNMENT
               You may assign this policy by giving Us notice of the assignment. An assignment does not change the ownership of the policy. But, Your rights and any Beneficiary's rights will be subject to the terms of the assignment. We will not be responsible for the validity of an assignment. We will not be liable for any payments We make or actions We take before We receive notice, satisfactory to Us, at Our Home Office of an assignment, or, as applicable, a release of assignment.

               REQUIRED NOTE ON OUR COMPUTATIONS

               Calculations are based on the Mortality Tables shown on the Policy Schedule. We have filed a detailed statement of Our computations with the applicable State Insurance Department. The values under this policy are not less than those required by the law of the state where the policy is delivered. Any benefit provided by an attached rider will not increase these values unless stated in the rider.

               The method used in calculating policy values will be based on actuarial procedures that recognize the variable nature of this policy.

               AUTHORITY TO MAKE AGREEMENTS
               All agreements made by Us must be in writing and signed by Our president, a vice president, Our secretary or an assistant secretary. No other person, including an insurance agent, can change any of this policy's terms, extend the time for paying premiums, or make any other agreement which would be binding on Us.

               DEFERRAL OF PAYMENT
               We may defer the payment of Net Cash Surrender Value proceeds, or any withdrawal or loan, or defer any transfer, for a period of up to six months from the date of Our receipt of the notice giving rise to such payment or transfer, to the extent such payment or transfer is from the Fixed Account. We will not defer payment of any loan amounts needed to pay premiums for other policies in force with Us. Payments or transfers out of the Variable Account are generally payable within seven days after We receive notice and any additional requirements are met. We may defer payments or transfers out of the Variable Account if:

                    (1) the New York Stock Exchange is closed on other than customary weekend holiday closings; or

                    (2) trading on the New York Stock Exchange is restricted as determined by the SEC; or

                    (3) an emergency exists, as determined by the SEC, as a result of which disposal or valuation of assets is not reasonably practicable; or

                    (4) the SEC by order permits deferral for the protection of Owners.

               Any deferral of payment or transfer will be on a nondiscriminatory basis toward any single Insured.


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               CONFORMITY WITH LAWS
               We reserve the right to make any changes necessary to comply with any federal or state statute, rule or regulation. We do not need Your consent to make such changes.

               TAXES
               We reserve the right to deduct any taxes levied by any government entity which, at Our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the Separate Account, or from the investment performance of the Separate Account.

               WHEN IN FORCE
               The policy will not take effect until You receive it, sign any required amendments to the application, and pay the minimum initial premium as described in the PAYMENT OF PREMIUMS section while both Insureds are alive and in the same health as indicated in the application. It will take effect anew on any reinstatement date. The policy will be "in force" from the time it takes effect until it ends as described in the TERMINATION section.

               TERMINATION
               This policy will terminate and all insurance coverage under the policy will stop: (1) as of the end of the Valuation Period during which We receive notice from You requesting surrender of the policy; (2) as of the date the second Insured dies (although some riders may provide benefits for other covered persons beyond the second Insured's death); (3) as of the date the Grace Period expires without payment of the needed premium; or (4) as of the date 61 days after We mail You notice that the amount of the Indebtedness exceeds the Cash Surrender Value less the Monthly Policy Charges without payment of the needed loan repayment; or
               (5) the day before the exchange date under the POLICY EXCHANGE OPTION section.

               NOTICES
               Whenever written notice is required, send it to Our Home Office. The address of Our Home Office is shown on the front of this policy. Please include the policy number in Your correspondence.

               NONPARTICIPATING
               This policy and any riders attached to it are issued at a nonparticipating rate and shall not share in Our surplus earnings.



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                         COLUMBUS LIFE INSURANCE COMPANY
















          Flexible Premium Survivorship Variable Universal Life Policy
                  (Variable Only to Younger Insured's Age 100)
           Issued on Insureds in Risk Classes Shown on Policy Schedule
             Flexible Premiums Payable to Younger Insured's Age 100
                Death Benefit Payable at Death of Second Insured
 Death Benefit Equal to Net Cash Surrender Value After Younger Insured's Age 100
                                Non-Participating


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CL 79 0203